Exhibit 99.1

PNBK HOLDINGS LLC ACQUIRES CONTROLLING INTEREST
IN PATRIOT NATIONAL BANCORP, INC.

$50 Million Investment to Restore Regulatory Capital Levels and Position Bank for Growth

STAMFORD, CT – October 15, 2010 – Patriot National Bancorp, Inc. (NASDAQ: PNBK) (the “Company”) today announced that it has completed its previously announced recapitalization transaction with PNBK Holdings LLC (“PNBK Holdings”), an entity controlled by operating financier, Michael Carrazza. Patriot National Bank (“Patriot”), the Company’s principal operating subsidiary, is a commercial bank headquartered in Stamford, Connecticut with assets of $817 million as of June 30, 2010 and a total of 19 branch locations throughout southern Connecticut, Westchester and New York.

PNBK Holdings acquired 33.6 million newly issued shares of common stock of the Company, representing approximately 88% of the Company’s outstanding common stock on a fully diluted basis.

“With the bank’s return to “well-capitalized” status, Patriot is positioned to return to profitability and to restore focus on its long-term growth strategy,” said Mr. Carrazza, who was named Chairman of the Company and Patriot. “Our objective is to strengthen Patriot’s banking franchise and ensure that Patriot delivers optimum service to its customers, while increasing shareholder value.”

In connection with the transaction, Christopher Maher, a local community banking veteran with more than 20 years of experience, was appointed to the Company’s and Patriot’s Board of Directors and to serve as the Company’s and Patriot’s new President and Chief Executive Officer.

“I am thrilled to be joining the Patriot team,” said Mr. Maher. “Patriot is a great franchise with terrific employees, and I look forward to deploying the bank’s new capital to further serve its customers and communities.”

In connection with the closing, the Company and Patriot appointed a team of accomplished industry executives to serve as new members of their respective boards of directors, harnessing a wealth of community banking, commercial real estate, internal controls and audit experience. Newly appointed directors include:

•	Edward N. Constantino, a former Audit Partner of KPMG LLP, with over 40 years of audit, advisory and tax experience.

•	Kenneth T. Nielson, former Chairman, Chief Executive Officer and President of Hudson United Bank and Hudson United Bancorp, serving Hudson for 23 years.

•	Emile Van den Bol, former Managing Director of the Commercial Real Estate Group of Deutsche Bank Securities, Inc.

•	Michael J. Weinbaum, Vice President of Real Estate Operations for United Capital Corp. (NYSE Amex: AFP) for more than 20 years.

Advisors to PNBK Holdings on the transaction included Skadden, Arps, Slate, Meagher & Flom LLP, Robinson & Cole LLP, and KPMG LLP.

Patriot National Bancorp, Inc.

Patriot National Bancorp, Inc. (NASDAQ: PNBK), operates as the holding company for Patriot National Bank, which provides consumer and commercial banking services to individuals, small and medium-sized businesses and professionals. Its deposit products include checking accounts, NOW accounts, money market accounts, time certificates of deposit, savings accounts, individual retirement accounts and health savings accounts. The bank’s lending portfolio comprises commercial mortgage and construction loans; working capital loans; equipment loans; real estate loans, including home mortgages, home improvement loans, bridge loans, and home equity lines of credit; other personal loans, such as lines of credit, installment loans, and credit cards; commercial loans, including secured and unsecured loans to service companies, real estate developers, manufacturers, restaurants, wholesalers, retailers, and professionals; and residential mortgage loans. Currently, the bank operates 19 branches in Darien, Fairfield, Greenwich, Milford, Norwalk, Old Greenwich, Southport, Stamford, Stratford, Trumbull, Westport and Wilton, CT; Bedford and Scarsdale, New York and Manhattan’s West Side. Patriot National Bank was founded in 1994 and the Company was founded in 1999.

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition, we set forth certain risks in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Quarterly Reports on 10-Q filed thereafter, which could cause actual results to differ materially from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

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Media Contact:
Fran Del Valle on behalf of Patriot National Bancorp, Inc
212.717.5499
frances.delvalle@influencecentral.com